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                                Alliance Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
     La Salle Financial Partners, Limited Partnership and The Committee to
                           Maximize Shareholder Value
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                       LA SALLE FINANCIAL PARTNERS, L. P.
                                       AND
                   THE COMMITTEE TO MAXIMIZE SHAREHOLDER VALUE
                                    SUITE 405
                             259 E. MICHIGAN AVENUE
                            KALAMAZOO, MICHIGAN 49007
                                  -------------



May 17, 1999

TO OUR FELLOW SHAREHOLDERS:

LA SALLE FINANCIAL PARTNERS, L. P. IS VERY CONCERNED ABOUT THE VALUE OF OUR INVESTMENT IN ALLIANCE BANCORP, AND WE THINK IT LIKELY THAT YOU ARE CONCERNED ABOUT YOUR INVESTMENT IN ALLIANCE, TOO. La Salle Financial believes that the recent improvement in share value in May 1999 is not a result of the prospect of fundamental operating improvement, but rather other factors such as stock repurchases by the Company. We have held Alliance stock since June 1997, currently owning 4.98% of total shares outstanding.

After a careful analysis of the situation, it is our belief that the current Board's strategic decisions and management's continuing performance have not been in the best interests of Alliance shareholders. FURTHER, WE BELIEVE THE STOCK PRICE HAS DEMONSTRATED THAT CHANGES ARE NEEDED.

We have therefore decided to launch a proxy contest to obtain three seats on the Board of Directors. Our nominees are Richard J. Nelson, William D. King, and George L. Barr, and descriptions of their qualifications are set forth in the attached sheet and the attached proxy statement. We ask your support in this effort. If elected, our director candidates will focus on two key initiatives:

   - Working with the Board and management to improve operations at the company, and
   - Simultaneously, seeking to persuade the other 12 directors to retain a top-tier investment banking firm to identify a buyer for Alliance at the best possible price.

                     WHO WE ARE AND WHY YOU SHOULD TRUST US
                     --------------------------------------

La Salle Financial invests in thrifts, savings banks, and commercial banks. Like you, we earn money when management performs well and when Wall Street understands a company's accomplishments. Because we frequently hold significant stakes in companies, we are in a position to attempt to influence under-performing companies to seek strategic alternatives to create value for all shareholders.

                                   BACKGROUND

On May 21, 1998, La Salle Financial requested that the Alliance Board be increased by one seat, and that Richard Nelson, the owner of one of La Salle's general partners, be appointed to that seat. On August 13, 1998, Mr. Nelson met with a committee of the Alliance Bancorp Board to discuss his credentials and experience. In that meeting, Mr. Nelson discussed, among other things, his experience in serving on the boards of other thrift institutions. Subsequent telephone follow up did not yield positive results, and, on August 19, 1998, La Salle Financial formally notified Alliance Bancorp that, if it did not respond favorably to its request by August 28, 1998, the Partnership would nominate and seek votes for an independent slate of directors for election at the 1999 Annual Meeting of Shareholders.

To date, there has been no specific response by Alliance to our August 19th letter; therefore we are seeking to elect our independent director candidates to the Board.

                             CONSIDER THE FOLLOWING
                             ----------------------

We were struck by the April 9th letter that Alliance sent to shareholders, which we believe was an attempt to draw attention away from the Company's first quarter 1999 results -- released just two weeks later. More important than the timing of the letter is the positive "spin" the company tried to put on its performance. For example:

             I. GETTING ON THE RIGHT SIDE OF THE CONSOLIDATION TREND
                ----------------------------------------------------

     Alliance admits that there is a banking industry trend toward consolidation, but in its April 9th letter implies strongly that its previous strategy of acquiring smaller banks is on the back burner. We certainly hope so! We believe that the previous acquisition of Southwest Bancshares has not, and will not, add significant value to Alliance.

     WE BELIEVE CONSOLIDATION IN THE BANKING INDUSTRY CAN BE MADE TO ADD VALUE FOR ALLIANCE SHAREHOLDERS, IF THE BOARD HIRES A TOP-TIER INVESTMENT BANKER TO FIND A LARGER INSTITUTION TO BUY THE COMPANY - BUT ONLY ON TERMS THAT ARE FAIR AND IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

                II. MANAGEMENT'S EXCUSES FOR LAGGING STOCK PRICE

- Management blames the price decline on "the vagaries of the stock market," and says that the thrift industry is "out of favor," along with "small cap" stocks.
- IN FACT, by some standard measures, many thrifts in an asset size peer group in the Midwest have outperformed Alliance.
- For the fourth quarter of 1998, of nine Midwest thrifts in the $2-5 billion asset size, Alliance had the LOWEST PRICE TO TANGIBLE BOOK VALUE, AND TIED FOR LAST FOR LOWEST PRICE TO CORE EARNINGS.
- Management states that the Company's stock price has lagged because Wall Street is not fully aware of Alliance's strategies! We believe that both Wall Street and Main Street investors understand only too well that those strategies are not producing the desired results.

                  III. RISKY APPROACH TO GETTING NEW BUSINESS?
                       ---------------------------------------

Management says it will originate more multi-family, consumer, home equity, commercial real estate and indirect auto loans. We are quite concerned about the commercial real estate and indirect auto loans, and believe that Alliance is pushing itself into riskier loans, a common mistake other thrifts have made in the past.

                              FIRST QUARTER RESULTS
                              ---------------------

While management was trying to win your confidence with their April 9th letter, we believe they already knew that results for the first quarter had declined from 1998. Here are the facts:

                   At or for the three months ended March 31:

-------------------------------------------------------------------------------
                               1998             1999         PERCENTAGE CHANGE
-------------------------------------------------------------------------------
 RETURN ON AVERAGE EQUITY     10.97%            9.90%            Down 9.8%
-------------------------------------------------------------------------------
 RETURN ON AVERAGE ASSETS      1.04%             .94%            Down 9.6%
-------------------------------------------------------------------------------
 EARNINGS PER SHARE            $.41             $.39             Down 4.9%
-------------------------------------------------------------------------------

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-------------------------------------------------------------------------------
        GENERAL AND
      ADMINISTRATIVE           2.39%            2.63%             Up 10.0%
    EXPENSES/ AVERAGE
          ASSETS
-------------------------------------------------------------------------------
   INTEREST RATE SPREAD        2.34%            2.19%            Down 6.4%
-------------------------------------------------------------------------------
   INTEREST RATE MARGIN        2.91%            2.73%            Down 6.2%
-------------------------------------------------------------------------------



                          TAX BENEFIT INFLATES EARNINGS
                          -----------------------------

- Income tax expense at the company was reduced by $600,000 as a result of the completion of a review of the Company's tax liability resulting in an effective tax rate of 29% for the first quarter, compared to 39% in the prior year's first quarter.
-    HAD THIS TAX ADJUSTMENT NOT OCCURRED, NET INCOME WOULD HAVE BEEN
     REDUCED BY APPROXIMATELY $.05 PER SHARE FOR THE QUARTER, TO $.34
     PER SHARE FOR THE QUARTER.


                             LA SALLE'S TRACK RECORD
                             -----------------------

Now we'd like to tell you more about our activities in situations in which we have placed directors onto the boards of public corporations. As you will note, in all but the first of these situations, positive results occurred:

1990:  D&N FINANCIAL CORPORATION -  $1.9 BILLION THRIFT
In April 1990, Mr. Nelson solicited proxies as an individual investor to gain a seat on the Board of Directors of this thrift located in Hancock, Michigan. When he was elected to the Board, the Company's stock price was $9.15, adjusted for subsequent stock splits. In response to a directive by the Office of Thrift Supervision to sell the Company, D&N hired an investment banker, but received no offers. When Mr. Nelson resigned from the Board in May 1992, the stock price was $6.40 per share.

1992-1994:  GREAT LAKES BANCORP -  $2.8 BILLION THRIFT
After shareholders elected Richard Nelson to the board in May 1992, the result of a proxy contest initiated by Peter Kross (then a private investor, now a General Partner in LaSalle Financial Partners), Great Lakes was sold for stock valued at $28 per Great Lakes share, equivalent to approximately 150% of book value.

1995:  FSB FINANCIAL CORPORATION -  $161 MILLION THRIFT
After Peter Kross informed management that he would commence a proxy contest, Richard Nelson was nominated by management for a board seat. Subsequently, the company's board of directors unanimously approved and consummated a sale for $23.50 per share, a price $4.25 higher than the pre-announcement stock price.

1995-1996:  SJS BANCORP -  $151 MILLION THRIFT
Two Kross representatives were elected to the board in a proxy contest. Prior to the election of the Kross representatives, the SJS share price was $17.25. A year later, the thrift was acquired for $27 per share in cash.

1997:  BANK WEST FINANCIAL  -  $201 MILLION THRIFT
La Salle Financial, the owner of 7.2% of outstanding shares, prepared for a proxy contest after rejection of its request for a board seat. The company agreed to add a La Salle representative to the board. In March 1999, Bank West announced the departure of the President and Chief Executive Officer.

1997:  DRAVO CORPORATION
In April 1997, Dravo Corporation placed Mr. Kross on its Board of Directors in response to Mr. Kross' request. At the time Mr. Kross assumed his seat on the Board, Dravo's stock price was $9.62. Dravo announced the acquisition of the Company by DLC Acquisition Corp. for $13.00 per share on September 15, 1998, which represents an 89% increase over the pre-announcement stock price.

1998:  HF BANCORP, INC -  $1.1 BILLION THRIFT
As owners of 8.5% of shares outstanding, La Salle asked -- and the company agreed - to appoint William King to the board. Shortly after his appointment to the board in July 1998, an investment banker was hired, and in November 1998, a merger was announced at a price of $18.50 per share in a combination of cash and stock. The merger is scheduled to close late in the second quarter of 1999.

1999: NATIONAL TECHTEAM
On April 27, 1999, after requesting Board representation, Peter Kross was appointed to the Board of National Techteam, Inc. At the time of his appointment to the Board, the Company's stock price was trading at $6.00. In his limited time on the Board, Mr. Kross has not had the opportunity to take any actions. The current price of the Company's stock as of May 12, 1999, is $6.06 per share.


Please note that we are not claiming that our actions and board representations necessarily caused the increases in shareholder value described above, and these transactions and events may have occurred even without La Salle Financial exercising its shareholder rights. Other factors, such as the actions of other shareholders, improved financial performance by the companies involved, and the trend toward consolidation in the thrift industry, may have played prominent roles in causing the increases in shareholder value described above. Moreover, La Salle Financial has made investments in, and exercised its shareholders rights with respect to, other companies that either experienced decreases in shareholder value, or minimal increases in shareholder value, concurrent with or after La Salle Financial's actions.

                              THE DECISION IS YOURS
                              ---------------------

Over the next month you will almost certainly receive many letters from Alliance seeking your vote for their directors. We believe the decision you have to make is a simple one:

Do you want to trust your investment in Alliance to the very people we believe have NOT delivered value, and whose strategies we believe are seriously flawed?

Or do you believe you will be better off with representatives on the Board of Directors who have only one ultimate goal:

               TO ACHIEVE MAXIMUM VALUE FOR YOUR SHARES AND OURS.

If you agree with us that it's time for Alliance to pay serious attention to their duty to maximize the value of your investment, there is only one thing you need to do:


                           VOTE THE GREEN PROXY CARD.


Thank you for your time and attention to this very important matter.

Sincerely,


     La Salle Financial Partners,  L. P.             The Committee to Maximize
                                                          Shareholder Value

                                   QUESTIONS?

-------------------------------------------------------------------------------
      If you have any questions, please call The Altman Group, our proxy solicitors, toll-free at 1-800-206-0007.
-------------------------------------------------------------------------------






-------------------------------------------------------------------------------
                  A SPECIAL MESSAGE TO BROKERAGE FIRM CUSTOMERS
                  ---------------------------------------------

If your shares are held in the name of a brokerage firm, please return your GREEN proxy or contact your broker and direct him or her to vote for the committee on the GREEN proxy.
-------------------------------------------------------------------------------

               QUALIFICATIONS AND EXPERIENCE OF DIRECTOR NOMINEES
               --------------------------------------------------



RICHARD J. NELSON
-----------------
Richard J. Nelson is 55 years old and is currently President of La Salle Capital Management, Inc., one of the General Partners of La Salle Financial. La Salle Capital Management, Inc. is a management consulting firm that specializes in financial institution corporate restructurings. Mr. Nelson has served as a director or senior executive of several financial institutions. Mr. Nelson served as a director of FSB Financial Corporation, located in Kalamazoo, Michigan, Great Lakes Bancorp, located in Ann Arbor, Michigan, and D&N Financial Corporation, located in Hancock, Michigan. Mr. Nelson also served as a Senior Vice President for First Federal Savings & Loan Association of Kalamazoo. Mr. Nelson also has a long and successful track record in investing in financial institutions that have undertaken transactions resulting in dramatic increases in shareholder value.





WILLIAM D. KING
---------------
William D. King is a 57 year old retired executive and private investor, currently self-employed as a consultant. Mr. King served as a director of International Technology Corporation, a New York Stock Exchange-listed environmental management company now known as IT Group, from 1979 to 1990, and Executive Vice President of JWP, Inc., a facility services company with more than $2 billion in annual sales. Since July, 1998, Mr. King has served as a director of HF Bancorp, Inc., a $1 billion thrift located in Hemet, California. HF Bancorp has agreed to be purchased by a larger company, and expects the transaction to close later in the second quarter of 1999. In addition to his long experience managing public companies, Mr. King has an M.B.A. degree from Harvard University.





GEORGE L. BARR
--------------
George L. Barr is 60 years old and is currently self-employed as a consultant to financial institutions, including commercial and community banks, providing managerial as well as financial consulting services. For the last 12 years, Mr. Barr has served as a turnaround and credit specialist for troubled financial institutions. Mr. Barr's extensive experience in the management of financial institutions includes service as a director of Unifin, Inc., a commercial finance company, and several financial institutions, including Drover's National Bank, located in Chicago, Continental Bank of Buffalo Grove, located in Buffalo Grove, Illinois, Charter Bank and Trust, NA, located in Hoffman Estates, Illinois, and Bridgeview Bank, located in Bridgeview, Illinois. Mr. Barr has also served as the chief executive officer for Continental Bank of Buffalo Grove, Charter Bank, Merchants National Bank, located in Fort Myers, Florida, and Citizen's Bank and Trust Company, located in Chicago, and as a management consultant for Enterprise National Bank, located in Tampa, Florida, DuPage Valley Bank, located in Woodridge, Illinois, and Bridgeview Bank. Charter Bank, Enterprise National Bank and DuPage Valley Bank were all acquired during Mr. Barr's period of service or shortly thereafter.